Exhibit (h)(1)

Confidential And Proprietary	Execution Version

TRANSFER AGENCY AND INVESTOR SERVICES AGREEMENT

This Transfer Agency and Investor Services Agreement is made as of July 31, 2014 ("Effective Date") by and between BNY Mellon Investment Servicing (US) Inc. ("BNYM"), and Matthews A Share Selections Fund, LLC (the "Investment Company") on behalf of the "Funds", which is hereby defined to mean each series of the Investment Company listed on Schedule B considered in its individual and separate capacity. Capitalized terms, and certain noncapitalized terms, not otherwise defined shall have the meanings set forth in Schedule A. The term "Agreement" shall mean this Transfer Agency and Investor Services Agreement as constituted on the Effective Date, and thereafter as it may be amended from time to time as provided for herein. All references to "Schedule B" herein mean Schedule B attached hereto as constituted on the Effective Date, and thereafter as it may be amended from time to time (deemed or in writing) pursuant to Section 16 or 19(l).

Background

The Investment Company is a Delaware series limited liability company registered under the 1940 Act and will operate as an “extended payment fund” pursuant to certain exemptive relief that has been granted by the SEC. The Investment Company and each Fund wish to retain BNYM to serve as transfer agent, registrar, dividend disbursing agent and investor servicing agent for each Fund.

Terms

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Fund and BNYM, intending to be legally bound, hereby agree to the statements made in the preceding paragraphs and as follows:

1.          Appointment. Each Fund hereby appoints BNYM to serve as transfer agent, registrar, dividend disbursing agent and investor servicing agent to the Fund and BNYM accepts such appointments and agrees in connection with such appointments to furnish the services expressly set forth in Section 3. BNYM shall be under no duty to provide any service to or on behalf of the Fund except as specifically set forth in Section 3 or as BNYM and the Fund may specifically agree in a written amendment hereto. BNYM shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Fund or by any other third party service provider not engaged by BNYM. The Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

2.          Records; Visits. The books and records pertaining to a Fund required by the Securities Laws which are in the possession or under the control of BNYM shall be the property of the Fund. Upon the reasonable request of the Fund, BNYM shall provide Authorized Persons with (i) access to such books and records during BNYM's normal business hours, and (ii) copies of any such books and records at the Fund's expense.

3.          Services.

(a)	Services to be provided on an ongoing basis to the extent applicable to a particular Fund:

(i)	Maintain investor registrations;

(ii)	Correspond with investors to complete or correct required information solely upon a reasonable request of a Fund;

(iii)	Direct payment processing of checks or wires;

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(iv)	Prepare and certify investor lists in conjunction with proxy solicitations;

(v)	Prepare and mail to investors confirmation of activity;

(vi)	Prepare periodic mailing of year-end tax and statement information;

(vii)	Notify on a timely basis the Fund's investment adviser, accounting agent, and custodian ("Fund Custodian") of Interest activity;

(viii)	Accept and post Interest purchases and redemptions;

(ix)	Accept, post and perform investor transfers and exchanges; and

(x)	Remediation Services, as required.

(b)          Purchase of Interests. BNYM shall issue and credit an account of an investor, in the manner described in a Fund's prospectus or other offering document furnished to BNYM, once it receives:

(i)	A purchase order in completed proper form;

(ii)	Proper information to establish an investor account; and

(iii)	Confirmation of receipt or crediting of funds for such order to the Fund Custodian.

(c)          Redemption of Interests. BNYM shall process requests to redeem Interests as follows:

(i)	All requests to transfer or redeem Interests and payment therefor shall be made in accordance with the Fund's prospectus, when the investor tenders Interests in proper form, accompanied by such documents as BNYM reasonably may deem necessary.

(ii)	BNYM reserves the right to refuse to transfer or redeem Interests until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal to process transfers or redemptions which BNYM, in its reasonable judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)	When Interests are redeemed, BNYM shall deliver to the Fund Custodian and the Fund or its designee a notification setting forth the amount of Interests redeemed. Such redeemed Interests shall be reflected on appropriate accounts maintained by BNYM reflecting outstanding Interests of the Fund and Interests attributed to individual accounts.

(iv)	BNYM shall, upon receipt of the monies provided to it by the Fund Custodian for the redemption of Interests, pay such monies as are received from the Fund Custodian, all in accordance with the procedures established from time to time between BNYM and the Fund.

(v)	BNYM shall not process or effect any redemption requests with respect to Interests of the Fund after receipt by BNYM or its agent of notification of the suspension of the determination of the net asset value of the Fund.

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(d)          Dividends and Distributions. Upon receipt by BNYM of Written Instructions containing all requisite information that may be reasonably requested by BNYM, including payment directions and authorization, BNYM shall issue Interests in payment of the dividend or distribution, or, upon investor election, pay such dividend or distribution in cash, if provided for in the Fund's prospectus. If requested by BNYM, the Fund shall furnish a certified resolution of the Board declaring and authorizing the payment of a dividend or other distribution, but BNYM shall have no duty to request such. Issuance of Interests or payment of a dividend or distribution as provided for in this Section 3(a)(4), as well as payments upon redemption as described in Section 3(a)(3), shall be made after deduction and payment of any and all amounts required to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. BNYM shall (i) mail to a Fund's investors such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation; and (ii) prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends by the Fund paid to its investors (above threshold amounts stipulated by applicable law) as required by tax or other laws, rules or regulations; provided, however, notwithstanding the foregoing and notwithstanding any other provision of this Section 3(a)(4) or this Agreement: (A) BNYM's exclusive obligations with respect to any written statement that Section 19(a) of the 1940 Act may require to be issued with respect to the Fund shall be, upon receipt of specific Written Instructions to such effect, to receive from the Fund the information which is to be printed on the statement, to print such information on appropriate paper stock and to mail such statement to investors, and (B) BNYM's sole obligation with respect to any dividend or distribution that Section 19(a) of the 1940 Act may require be accompanied by such a written statement shall be to act strictly in accordance with the first three sentences of this Section 3(a)(4).

(e)          Investor Account Services. BNYM may arrange, in accordance with the a Fund’s prospectus or offering document furnished to BNYM:

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(f)          Communications to Investors. Subject to receipt by BNYM of timely Written Instructions where appropriate, BNYM shall mail all communications by a Fund to its investors, including:

(i)	Reports to investors;
(ii)	Confirmations of purchases and sales of Interests;
(iii)	Monthly or quarterly statements;
(iv)	Dividend and distribution notices; and
(v)	Tax form information.

(g)          Records. BNYM shall maintain records of the accounts for each investor showing the following information:

(i)	Name, address and United States Tax Identification or Social Security number;
(ii)	Amount of Interests held and amount of Interests for which certificates, if any, have been issued, including certificate numbers and denominations;
(iii)	Historical information regarding the account of each investor, including dividends and distributions paid and the date and price for all transactions on an investor’s account;
(iv)	Any stop or restraining order placed against an investor’s account;
(v)	Any correspondence relating to the current maintenance of an investor’s account;
(vi)	Information with respect to withholdings; and
(vii)	Any information required in order for BNYM to perform any calculations required by this Agreement.

(h)          Investor Inspection of Stock Records. Upon a request from any Fund investor to inspect stock records, BNYM will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless BNYM has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release BNYM from any liability for refusal of permission for a particular investor to inspect the Fund's stock records.

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(i)          Print Mail. Each Fund hereby engages BNYM as its exclusive print/mail service provider with respect to the print/mail items listed in the Fee Agreement (as defined below) at the fees set forth in the Fee Agreement.

(j)          Legal Process. In the event (i) BNYM directly receives a Legal Process Item (defined immediately below) that has been properly served, (ii) a Fund receives a Legal Process Item that has been properly served and delivers the Legal Process Item to BNYM, or (iii) a Fund accepts service of a Legal Process Item that has not been properly served and delivers the Legal Process Item to BNYM, then in each such case BNYM will within a commercially reasonable period following receipt of such Legal Process Item take such commercially reasonable actions as may be directed by the Legal Process Item, including without limitation furnishing information and documentation, redeeming Interests and disbursing the proceeds, and placing transactional restrictions on and removing transactional restrictions from accounts. "Legal Process Item" means civil and criminal subpoenas, civil or criminal seizure or restraining orders, IRS and state tax authority civil or criminal notices including notices of lien or levy, writs of execution and other functionally equivalent legal process items directed at BNYM or a Fund requiring that a particular action or actions be taken with respect to a current or former investor of the Fund or a Fund account of such an investor. BNYM may in its reasonable discretion seek to limit or reduce by any reasonable means the scope and coverage of a Legal Process Item and seek extensions of the period to respond.

(k)          Access To And Use Of The BNYM System. The terms of Schedule C to this Agreement shall apply to a Fund's access to and use of any component of the BNYM System (as defined in Schedule C).

(l)          Unclaimed Property Laws.

(1)         Each Fund acknowledges and agrees that it is the holder of all property and assets in the accounts of its interestholders and in the Fund's Service Accounts ("UPL Property"), that the Fund is solely and exclusively responsible for determining the applicability to the Fund and the UPL Property of the unclaimed property, abandoned property , escheat or similar laws, regulations or administrative provisions of all applicable legal jurisdictions ("Unclaimed Property Laws") and that, as between the Fund and BNYM, the Fund possesses the sole and exclusive responsibility to comply with all applicable Unclaimed Property Laws and BNYM possesses no such responsibility. As between BNYM and the Fund, the Fund shall have the sole and exclusive obligation to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund with respect to Fund's compliance with the Unclaimed Property Laws.

(2)         Upon a request by the Fund delivered to BNYM in Written Instructions at least 60 days in advance, BNYM agrees to provide the Fund with Standard Files (as defined immediately below) specifically requested by the Fund for use in complying with applicable Unclaimed Property Laws ("UPL Instructions"). "Standard Files" means files that contain Fund data (i) that has been entered into and maintained in the BNYM System in the ordinary course of BNYM performing the services specifically listed in Section 2, and (ii) in a file format and with specifications that can be generated by the BNYM System as of the date of the request without modification to the BNYM System. BNYM shall deliver the Standard Files requested by the Fund in UPL Instructions to the Fund using the standard file transmission protocols it uses to provide other files to the Fund in the ordinary course of business unless the Fund provides clear and explicit directions to BNYM in the UPL Instructions, or other Written Instructions to deliver the Standard Files to a third party and such delivery does not require any modification to the BNYM System or any hardware or applications, APIs or other software utilized by BNYM for transmission of files to the Fund in the ordinary course of business. If in accordance with the foregoing the Fund requests that BNYM provide a file that is not a Standard File or transmit a file in any manner not then supported by BNYM, BNYM will consult with the Fund with respect to the modifications that would be required to the BNYM System and in the event the parties reach an agreement in writing regarding the business requirements, fees and other terms of the modification BNYM will use commercially reasonable efforts to develop and implement the agreed-upon modification. Any files generated in accordance with the modification will be included within the definition of Standard Files.

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(3)         The Fund acknowledges and agrees that BNYM is acting strictly as its directed agent in connection with any instructions given by the Fund under this Section 2(l), that BNYM has given no advice and makes no representations with respect to the Unclaimed Property Laws and that it will indemnify and defend BNYM in accordance with Section 12(a) for any Loss incurred due to the applicability of an Unclaimed Property Law to the Fund or UPL Property, including interest, fines, penalties and any other monetary obligation or remediation requirement, and BNYM shall have no liability to the Fund for Loss incurred by the Fund due to the applicability of an Unclaimed Property Law to the Fund or UPL Property.

4.          Confidentiality.

(a)          Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b)          Subject to subsections (c) and (d) below, "Confidential Information" means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party's exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Fund or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Fund or BNYM a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols; and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to BNYM, the Proprietary Items (as defined in Schedule C), any information within the BNYM System accessed by a Fund that is not Company Data (as defined in Schedule C) or any information provided by BNYM from within the BNYM System that is not Company Data.

(c) Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)	is already known to the receiving party at the time it is obtained;
(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

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(iii)	is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;
(iv)	is released by the protected party to a third party without restriction; or
(v)	has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)          Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)	in connection with activities contemplated by this Agreement;

(ii)	as required by law or regulation or pursuant to a court order, subpoena, order or request of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement or request, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)	in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel; or

(iv)	the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)          Subject to the exceptions in (d), each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

(f)          The provisions of this Section 4 shall survive termination of this Agreement for a period of three (3) years after such termination.

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6.          Cooperation with Accountants. BNYM shall cooperate with the independent public accountants for the Funds and shall take commercially reasonable measures to furnish or to make available to such accountants information relating to this Agreement and BNYM's performance of the obligations hereunder as requested by such accountants and necessary for the expression of their opinion.

7.          Ownership Rights. Ownership rights with respect to property utilized in connection with the parties' use of the BNYM System shall be governed by applicable provisions of Schedule C which are hereby incorporated by reference into this Section 7, and shall apply to the Agreement, as if fully set forth in this Section 7.

8.          Disaster Recovery. BNYM shall maintain or arrange with third parties for back-up facilities ("Back-Up Facilities") to the primary operations and data centers used by BNYM to provide the services hereunder (“Services”) ("Primary Facilities"). The Back-Up Facilities will be capable of providing the Services in the event an incident to the Primary Facilities significantly interrupts the delivery of a significant Service. In the event of equipment failures, BNYM shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions, including using the Back-Up Facilities where appropriate. BNYM shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by BNYM’s willful misfeasance, bad faith, reckless disregard of its duties or obligations hereunder or negligence in the performance of its duties under this Agreement.

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9.          Compensation.

(a)          As compensation for services rendered by BNYM during the term of this Agreement, a Fund will pay to BNYM such fees and charges (the "Fees") as may be agreed to from time to time in writing by the Fund and BNYM (the "Fee Agreement"). In addition, the Fund agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by BNYM in the performance of its duties hereunder ("Reimbursable Expenses").

(b)          BNYM may establish demand deposit accounts or other accounts in its own name for the benefit of a Fund at third party financial institutions ("Third Party Institution"), including without limitation Third Party Institutions that may be an affiliate of BNYM ("Affiliated Third Party Institutions") or a client of BNYM, for the purpose of administering funds received by BNYM in the course of performing the Services ("Service Accounts"). BNYM may establish Service Accounts primarily or exclusively with Affiliated Third Party Institutions and retain funds primarily or exclusively in the Service Accounts at Affiliated Third Party Institutions. BNYM and its Affiliated Third Party Institutions may derive a benefit from the funds placed on deposit with the Affiliated Third Party Institutions in Service Accounts due to the availability of the funds for use by the Affiliated Third Party Institutions in their business operations and BNYM takes that possibility of deriving benefit from such funds into consideration when determining the fee set forth in the Fee Agreement for cash management services. As of the Effective Date, BNYM does not receive any balance credits, interest income, dividend income or other money or money-equivalent benefits ("Monetary Benefits") with respect to Service Accounts but reserves the right to retain any Monetary Benefits related to Service Accounts that may accrue to it or be paid to it in the future as well as the right to transfer amounts between Service Accounts for cash management purposes.

(c)          In connection with BNYM's performance of transfer agency services, each Fund acknowledges and agrees that:

(i)	BNYM in its role as transfer agent may be notified of a Fund payment obligation that BNYM as transfer agent is expected to satisfy by forwarding payment to the obligee but the amount required to satisfy the particular payment obligation of the Fund may exceed the amount of funds then available for transfer in the relevant Service Accounts (such excess amount being an "Overdraft Amount");

(ii)	BNYM is not obligated to transfer any funds to an obligee representing Overdraft Amounts and may in its sole discretion decline without liability hereunder to transfer funds representing Overdraft Amounts;

(iii)	Notwithstanding the absence of an obligation to do so, BNYM may elect to transfer funds representing Overdraft Amounts (from sources other than the Service Accounts) as a courtesy to a Fund (along with available funds in Service Accounts) in satisfaction of the relevant payment obligation to maintain BNYM's good standing with other participants in the financial services industry and that by electing to transfer funds representing Overdraft Amounts BNYM does not, even if it has transferred such funds as part of a regular pattern of conduct, waive any rights under this Section 9(c) or assume the obligation it has expressly disclaimed in clause (ii) above and BNYM may at any time in its sole discretion and without notice decline to continue to make such transfers; and

(iv)	The Fund is at all times obligated to pay to BNYM an amount of money equal to the Overdraft Amounts that have not been offset by credits posted to the relevant Service Account subsequent to the transfer of the Overdraft Amount and such amounts are payable, and shall be paid, by the Fund immediately upon demand by BNYM.

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(d)          Each Fund hereby represents and warrants to BNYM that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM or to the adviser or sponsor to the Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up-front payments, signing payments or periodic payments made or to be made by BNYM to such adviser or sponsor or any affiliate of the Fund relating to the Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

(e)          No termination of this Agreement shall cause, and no provision of this Agreement shall be interpreted in any manner that would cause, BNYM's right to receive payment of its fees and charges for Services actually performed hereunder, and a Fund's obligation to pay such fees and charges, to be barred, limited, abridged, conditioned, reduced, abrogated, or subject to a cap or other limitation or exclusion of any nature.

(f)          To the extent that any service or course of conduct of BNYM provided hereunder is configured or performed as it is in whole or in part due to parameters set forth in Investor Materials, standards imposed by clearing corporations or other industry-wide service bureaus or organizations, Fund policies or laws, rules, regulations, orders or legal process in effect on the Effective Date and due to new or amended provisions of any of the foregoing after the Effective Date BNYM develops, implements or provides significantly modified, different, or new processes, procedures, resources or functionalities to perform such service or course of conduct or to perform a related new service or course of conduct, BNYM shall be entitled to commercially reasonable fees for such processes, procedures, resources or functionalities or as otherwise mutually agreed by the parties.

(g)          While the Fee Agreement sets forth the Fees and certain of the expenses constituting Reimbursable Expenses, BNYM's rights hereunder to receive compensation and the reimbursement of expenses from a Fund for services or a course of conduct performed in accordance with the Agreement shall not be diminished to any degree solely due to such fees and reimbursable expenses not being expressly set forth in the Fee Agreement, including by way of illustration and not limitation fees and reimbursable expenses arising from a service or a course of conduct performed pursuant to an Accepted Non-Standard Instruction (as defined below) and other Fund Communications, in connection with a Response Failure (as defined below), and responding to Fund Error.

(h)          In the event the Investment Company or any Fund is liquidated, ceases operations, dissolves or otherwise winds down operations ("Dissolution Event") and effects a final distribution to investors (a "Final Distribution"), the Investment Company and each relevant Fund shall be responsible for paying to BNYM all fees and reimbursing BNYM for all reasonable expenses associated with services to be provided by BNYM following the Final Distribution, whether provided pursuant to a specific request of the Investment Company or the Fund or provided by BNYM due to industry standards or due to obligations under applicable law or regulation by virtue of the services previously performed for the Investment Company or the Fund ("Final Expenses"). In connection with the foregoing, the Investment Company or the relevant Fund shall (i) notify BNYM as promptly as practicable following first approval of the Dissolution Event or any aspect of the Dissolution Event by the Board, and furnish BNYM with copies of all materials filed with the SEC or distributed to investors related thereto, (ii) calculate, set aside, reserve and withhold from the Final Distribution all amounts necessary to pay the Final Expenses and shall notify BNYM as far in advance as practicable of any deadline for submitting materials appropriate or necessary for the determination of such amounts, and (iii) provide sufficient staff or other accommodations to ensure timely payment of Final Expenses as they come due.

10.        Instructions.

(a)        BNYM will engage in conduct when so directed by a Written Instruction or an Implementing Communication if the Written Instruction or an Implementing Communication, as appropriate, complies with applicable requirements set forth in this Section 10.

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(i)	Written Instructions. Notwithstanding any other provision of this Agreement: (A) unless the terms of this Agreement, Written Procedures or other written agreement between the Fund and BNYM expressly provide, in the reasonable discretion of BNYM, all requisite details and directions for it to take a specific course of conduct, BNYM may, prior to engaging in a course of conduct on a particular matter, whether the course of conduct is proposed by or otherwise originates with BNYM or is directed by the Fund in a Fund Communication, require the Fund to provide it with Written Instructions with respect to the particular conduct, and (B) BNYM may also require Written Instructions with respect to conduct specified in a Fund Communication if it reasonably determines that the Agreement, Written Procedures or other written agreement between the Fund and BNYM provides for the Fund to furnish a Written Instruction in connection with the specified conduct.

(ii)	Implementing Communications. "Implementing Communication" means Fund Communications that are not a Written Instruction and that BNYM has determined in accordance with clause (i) above are not required in whole or in part to be the subject of a Written Instruction.

(b)          Subject to the right of BNYM to require in accordance with Section 10(a)(i) that conduct directed by a Fund Communication be provided in a Written Instruction, BNYM reserves the right to decline to act in accordance with a Fund Communication:

(i)	for a Bona Fide Reason; or

(ii)	if the Fund Communication (or contents thereof) does not constitute in all material respects, in the sole judgment of BNYM exercised reasonably, a "Standard Instruction", which is hereby defined to mean:

(A)	an instruction received by BNYM directing a course of conduct substantially similar in all material respects to a course of conduct provided for in a Written Procedure, or

(B)	if a Written Procedure provides for a particular form of instruction to be used in connection with a matter (a "Standard Form"), an instruction received by BNYM (I) on the specified Standard Form which responds appropriately to all requirements of the specified Standard Form, or (II) in a format other than the specified Standard Form but conforming in all material respects to, and responding appropriately to all requirements of, the specified Standard Form in BNYM's sole judgment exercised reasonably.

(c)          Notwithstanding the right reserved by BNYM in Section 10(b) to decline to engage in conduct directed by a Fund Communication that is not a Standard Instruction (such instruction being a "Non-Standard Instruction"):

(i)          BNYM will in good faith consider implementing a Non-Standard Instruction if:

(A)	BNYM in its sole judgment exercised reasonably determines sufficient time exists under the circumstances to evaluate fully and implement the requested conduct; and
(B)	the Fund makes its request in writing (including via e-mail) to a Customer Service Officer and provides all written materials, including descriptions and responses to questions, that in the reasonable judgment of BNYM are appropriate to fully evaluate the request.

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(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Instruction, BNYM will notify the Fund of the Research required by BNYM and resume the evaluation only if (A) the Fund obtains and provides all Research required by BNYM or (B) the Fund authorizes BNYM in writing to obtain the required Research at the Fund's cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Instruction:

(A)	for a Bona Fide Reason;
(B)	if it determines in its sole judgment exercised reasonably that there is insufficient time to fully evaluate and implement the requested alternative to the applicable Standard Instruction; or
(C)	if it determines in its sole judgment exercised reasonably and in good faith based on the course of discussions that it and the Fund will be unable to agree in writing to mutually satisfactory terms and conditions governing the Non-Standard Instruction.

(iv)         BNYM will act in accordance with a Non-Standard Instruction solely pursuant to the terms of a mutually agreeable written instrument executed by the Fund and BNYM with respect to the conduct constituting the Non-Standard Instruction (such written instrument is referred to herein as an "Accepted Non-Standard Instruction"). For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12.

(d)          The Fund shall implement commercially reasonable measures to provide that Fund Communications delivered to BNYM are authorized, accurate and complete. BNYM is not obligated to act, and may refrain from acting, on any "Ineligible Communication", which is hereby defined to mean a Fund Communication that BNYM in good faith determines:

(i)	to be vague, ambiguous or incomplete;
(ii)	to contain an error that is not reasonably reconcilable;
(iii)	to have been received too late to be acted upon;
(iv)	to be incapable of being implemented due to a failure to meet applicable specifications or system requirements;
(v)	to be in conflict with a previous or contemporaneous Fund Communication; or
(vi)	to be incapable of being executed in accordance with all applicable performance standards or due to any other defect.

BNYM will as promptly as reasonable in consideration of the subject matter of the Fund Communication notify the Fund in a timely manner of its determination that a Fund Communication is an Ineligible Communication; provided, however, BNYM shall have no duty to inspect for or discover an Ineligible Communication. BNYM may act in reliance on Fund Communications as received by it and shall have no duty to inquire into any matter regarding the Fund Communication, including without limitation the validity, authority, truthfulness, accuracy or genuineness of the Fund Communication, or to verify the identity of an individual giving the Fund Communication; provided, however, BNYM shall be obligated to verify that the name of any person executing a Written Instruction is listed as an Authorized Person. BNYM may assume and rely on the assumption that any Fund Communication is not in any way inconsistent with the provisions of the Fund's prospectus or organizational documents, this Agreement or any vote, resolution or proceeding of the Fund's Board of Directors or interestholders. BNYM may also rely on and is authorized by the Fund act in reliance on communications from interestholders of the Fund and from persons reasonably believed to be representatives of interestholders of the Fund with respect to all matters reasonably related to the services provided for herein other than those BNYM determine to be not in good order or which it reasonably rejects on other grounds ("Interestholder Communications", and together with Fund Communications (excluding Fund Communications identified to the Fund as Ineligible Communications), "Service Communications"). BNYM shall notify the Fund of any such rejections in accordance with Written Procedures.

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(e)          Absent Negligent Conduct on the part of BNYM, BNYM shall not be liable to the Fund for any Loss of the Fund, and the Fund shall indemnify and defend BNYM in accordance with Section 12 against any Loss, directly or indirectly arising from or incurred due to or in connection with:

(i)	BNYM's reasonable good faith interpretation of a Service Communication;
(ii)	BNYM's reasonable reliance on, or conduct it reasonably engages in pursuant to, a Service Communication;
(iii)	a delay in BNYM's implementing a course of conduct contained in an Ineligible Communication;
(iv)	BNYM’s failure to engage in conduct requested by a Service Communication with respect to which it has no duty to act;
(v)	any error, omission, inaccuracy, inconsistency, misrepresentation, fraud, forgery or other defect in a Service Communication;
(vi)	any failure to receive an item intended to be a Service Communication or the delay of its actual receipt or its receipt in a form, configuration or with contents other than as transmitted;
(vii)	any interception of or unauthorized access to or use of a Service Communication or item intended to be a Service Communication prior to receipt by BNYM; or
(viii)	the invalidity or lack of truthfulness, accuracy, authority or genuineness of a Service Communication.

(f)          In addition to any other provision of this Agreement that may be applicable to a particular Instruction, BNYM may include in the writing constituting a Standard Instruction, or in a Standard Form, appropriate operational, procedural and functional terms and provisions, provisions appropriate to its agency role, and provisions appropriate in light of or imposed by applicable law or regulations, rules of the DTCC, NSCC or similar service providers or governmental, regulatory or self-regulatory authority, or Industry Standards. In addition, in the absence of provisions in this Agreement that in the sole judgment of BNYM exercised reasonably provide sufficient authority, indemnification, limitations on liability or confidentiality and privacy protections, BNYM may require third parties purportedly authorized to act on behalf of or for the benefit of a Fund in connection activities contemplated by this Agreement, or the Fund, to execute a document containing such terms and conditions as BNYM may reasonably require prior to engaging in any course of conduct with such third parties.

(g)        While reserving its right under this Section 10 to decline to act in accordance with instructions not constituting Written Instructions, BNYM may agree to act in accordance with Oral Instructions on a particular matter, and, with respect to each acceptance of Oral Instructions, a Fund agrees that it will deliver to BNYM, for receipt by 5:00 PM (Eastern Time) on the same business day as the day the Oral Instructions were given, Written Instructions which confirm the course of conduct contained in the Oral Instructions. In the event Written Instructions confirming Oral Instructions are received late, are never received, or fail to confirm the course of conduct contained in the Oral Instructions in all material respects: (A) the validity, authorization and enforceability of the Oral Instructions, all conduct occurring as a result of the Oral Instructions, and BNYM's ability to rely on the Oral Instructions shall not be abridged, abrogated or adversely impacted in any manner; and (B) BNYM's memorialization of the Oral Instructions shall be conclusively presumed to be the Written Instructions applicable to the particular matter; and (ii) if the Oral Instructions constitute Non-Standard Instructions, to indemnify BNYM pursuant to Section 12 for its Loss, and release BNYM from Fund Loss incurred in connection with effecting the Oral Instructions.

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(h)          In the event facts, circumstances, or conditions exist or events occur, including without limitation situations contemplated by Section 10(d), and BNYM reasonably determines that it must take a course of conduct in response to such situation and must receive an Instruction from a Fund to direct its conduct, and BNYM so notifies an Authorized Person of the Fund, and the Fund fails to furnish adequate Instructions or unreasonably delays furnishing adequate Instructions ("Response Failure"), BNYM will in good faith seek to determine the appropriate course of conduct in response to the circumstances utilizing internal resources at no cost to the Fund or availing itself of Research at the Fund's cost and expense, and the Fund agrees to reimburse BNY for such costs and expenses upon being invoiced for the same. BNYM may implement or refrain from implementing a course of conduct in response to a Response Failure, and in the event it implements a course of conduct BNYM will have all rights with respect thereto that it would have if the conduct were specified in Written Instructions. Upon being invoiced, the Fund will pay all fees reasonably charged by BNYM, if any, for such services and reimburse BNYM for related out-of-pocket expenses incurred.

(i)          Any form furnished by a Fund to third parties for use in connection with the activities or services of BNYM contemplated by this Agreement that does not constitute a Standard Form or a form that is substantially equivalent in all material respects to a Standard Form ("Non-Standard Form") shall constitute a Non-Standard Instruction subject to all terms of this Section 10 applicable to Non-Standard Instructions. BNYM may without liability hereunder decline to accept or act upon a Non-Standard Form, and the Fund shall indemnify and release BNYM for and from Loss incurred in connection with conduct engaged in pursuant to Non-Standard Forms.

11.	Terms Relating to Liability.

(a)          BNYM shall be liable to the Investment Company (or any person or entity claiming through or for the Investment Company) for loss, costs, expenses and damages the recovery of which is not otherwise excluded by another provision of this Agreement only to the extent the loss, cost, expense and damages are caused by BNYM’s willful misfeasance, bad faith, reckless disregard of its duties or obligations hereunder or negligence ("Negligent Conduct"). In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Interest shall be presumed not to have been Negligent Conduct.

(b)          BNYM's maximum aggregate cumulative liability to the Investment Company and all persons or entities claiming through the Investment Company for all Losses the recovery of which is not otherwise excluded by another provision of this Agreement shall not exceed the lesser of: (i) the fees actually paid to BNYM by the Funds for services provided hereunder during the twenty-four (24) months immediately prior to the last Loss Date; or (ii) $4,000,000.

(c)          Notwithstanding any other provision, and for all purposes, of this Agreement: Neither party nor its Affiliates shall be liable for any Loss (including Loss caused by delays, failure, errors, interruption or loss of data) or breach hereunder occurring directly or indirectly by reason of any event or circumstance, whether foreseeable or unforeseeable, which despite the taking of commercially reasonable measures is beyond its reasonable control, including without limitation: natural disasters, such as floods, hurricanes, severe storms, tornados, earthquakes and wildfires; national or local states of emergencies; epidemics; action or inaction of civil or military authority; war, terrorism, riots or insurrection; criminal acts; job action by organized labor; building or area evacuations; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; denial of service attacks; non-performance by third parties (other than subcontractors of BNYM for causes other than those described herein); or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the foregoing (all and any of the foregoing being an "Event Beyond Reasonable Control") . Upon the occurrence of an Event Beyond Reasonable Control, the affected party shall be excused from any non-performance caused by the Event Beyond Reasonable Control for so long as the Event Beyond Reasonable Control or damages caused by it prevail and such party continues to use commercially reasonable efforts to attempt to perform the obligation so impacted, including invoking disaster recovery or business continuity plans when applicable.

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(d)          BNYM shall not be liable for any Loss arising out of any action, omission or conduct of any prior service provider of the Funds or for any failure to discover any action, omission or conduct of any prior service provider of the Fund that caused Loss.

(e)          NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, IN NO EVENT SHALL BNYM, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 11(e).

(f)          No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) against BNYM or any of its affiliates more than 12 months after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based.

(g)          Each party shall have a duty to take commercially reasonable actions to mitigate damages for which the other party may become responsible.

(h)          With respect to securities data, files, reports, information and research furnished to BNYM by third parties and included in the BNYM System ("Securities Data"), each Fund acknowledges that BNYM and such third parties make no warranty concerning the Securities Data and BNYM disclaims all responsibility for the Securities Data, including its content, accuracy, completeness, availability or timeliness of delivery, and BNYM shall not be liable for Loss caused by Securities Data not being provided to it with the content and at the time which is standard for the industry or which is required for performance of any service provided for herein, including without limitation performance of the Licensed Services (as defined in Schedule C) and other BNYM services provided for in Schedule C.

(i)          If BNYM becomes aware of a matter that involves a check or draft drawn by an investor or a check or draft issued to an investor (or alternate payee) that is alleged to be fraudulently endorsed, a signature guarantee, signature validation or other guarantee or certification that is alleged to be fraudulently procured or tendered, or any other matter involving a payment instrument or system that may give rise to a claim under the Uniform Commercial Code as adopted by a particular State or Territory of the United States ("UCC") or under a signature guarantee or other program, such as the Securities Transfer Agents Medallion Program, based on whole or in part on provisions of the UCC ("UCC Program"), BNYM will take commercially reasonable measures to investigate the matter ("UCC Matter") and if it reasonably determines at any time due to the investigation that the investor or the Fund possesses a valid claim under the UCC to recover any amount from a bank or other financial institution expressly subject to the UCC, BNYM will when considered commercially reasonable under the UCC take measures to file a claim on behalf of the Fund for recovery of the relevant amount with the appropriate party under the UCC or the UCC Program ("Initial Claim"). BNYM will inform the Fund if the claim is denied in whole or in part, if any recovery is made or if BNYM gets no response to the claim, and in the event of any recovery will consult with the Fund with respect to the depositing of the recovered amount in a Service Account, the crediting of an investor account or any other appropriate conduct, and will provide reasonable cooperation at the Fund's cost and expense with any actions the Fund may subsequently elect to take to seek any further recovery. Absent Negligent Conduct in BNYM's processing of any underlying transaction, as between the Fund and BNYM, the Fund shall be solely responsible for any amounts not recovered or not capable of being recovered in a UCC Matter, any market exposure (gain or loss) experienced by an investor or the Fund as a result of a UCC Matter, any fraud or similar conduct not constituting a UCC Matter or involving a forged or unauthorized drawer signature or altered instrument, and all costs and expenses of seeking any recovery in a UCC Matter other than costs associated with filing any Initial Claim. This Section 11(i) sets forth the sole responsibility of BNYM with respect to the matters addressed herein.

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(j)          On any matter arising under or in connection with a service provided pursuant to this Agreement BNYM shall be entitled to rely on, and engage in conduct based upon, its good faith interpretation of words written or spoken in the English language in whatsoever form, format or media they may appear ("Communications"), its reasonable interpretation of "Legal Authority" (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of governmental and quasi-governmental bodies affecting legal rights or liabilities) and the written analysis and written advice of legal counsel, including without limitation such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. For clarification: BNYM may rely on and act in accordance with the written analysis and written advice of its legal counsel in accordance with the foregoing, so long as it is reasoned legal analysis or advice and notwithstanding the existence or availability of different written legal analysis or advice or of different interpretations. BNYM shall not be liable for any Loss directly or indirectly arising from or in connection with such reliance or conduct described in the foregoing sentences of this Section 11(j) and, for the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12. In the event a Fund instructs or requests that BNYM engage in conduct on any matter in a manner other than in accordance with BNYM's good faith interpretation of a Communication, reasonable interpretation of Legal Authority or reasoned legal analysis or advice, and BNYM engages in such conduct, BNYM shall not be liable for any Loss directly or indirectly arising from or in connection with such conduct (regardless of whether BNYM has the right under Section 10 or 14 to decline to engage in the conduct) and, for the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12.

(k)          In connection with any dispute or negotiation of any nature between the parties to this Agreement relating to this Agreement, each party shall bear its own costs of legal counsel and its own costs of litigation or threatened litigation, such as but not limited to court costs and costs of discovery, experts, settlement and investigation, and no party shall be liable to any other party for such costs.

(l)          This Section 11 shall survive termination of this Agreement.

12.	Indemnification.

(a)        Subject to all applicable terms of Section 11, the Investment Company agrees to indemnify, defend and hold harmless BNYM and its Affiliates, and the directors, trustees, officers, agents and employees of each, from any and all Losses related to any Claim arising directly or indirectly from: (i) conduct of a Fund or a Fund contractor, subcontractor or prior or current service provider in connection with activities contemplated by the Agreement; (ii) conduct of BNYM as agent of a Fund not involving Negligent Conduct in the execution of the conduct, including without limitation conduct taken by BNYM pursuant to Fund Communications, Written Procedures, written legal analysis or advice, Section 10(h) (Response Failure), or Non-Standard Forms, and (iii) a Fund Error. BNYM shall have no liability to a Fund or any person claiming through or for the Fund for any Loss caused in whole or in part by any conduct described in the preceding sentence.

(b)        Subject to all applicable terms of Section 11, BNYM agrees to indemnify each Fund, its Affiliates and their respective directors, trustees, officers, agents and employees for all loss, cost, expense and damage that BNYM is liable for under Section 11(a) due to Negligent Conduct.

(c)        This Section 12 shall survive termination of this Agreement.

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13.	Duration and Termination.

(a)          This Agreement shall be effective on the Effective Date and continue until terminated pursuant to a provision of this Section 13.

(b)          The Funds acting collectively or BNYM may terminate this Agreement by giving the other party written notice of termination designating the termination date which may not be sooner than 120 days following the date the termination notice is received by the non-terminating party.

(c)          If a party (BNYM or any Fund) materially breaches this Agreement (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party ("Breach Notice"), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party ("Breach Termination Notice"), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice, or, if later and applicable, the later of the day substantially all Services cease to be provided or the day substantially all Deconversion Services are completed.

(d)          [reserved]

(e)          (1)         In connection with any termination of this Agreement, the Funds shall pay to BNYM the amounts described in clauses (A) and (B) below not later than the "Payment Date", which is hereby defined to mean (i) the date of termination of the Agreement designated in a Breach Termination Notice , or, (ii) if either of the following, or both, should occur before such termination date, the date that either of the following first occurs: (aa) the date of cessation of a substantial portion of the Services, or (bb) the date that performance of significant Deconversion Services is scheduled to commence:

(A)	any Fees and Reimbursable Expenses that may be owed by the Fund pursuant to Section 9(a) for services performed by BNYM pursuant to the Agreement through and including the Payment Date (whether already invoiced or pending invoice);

(B)	the amount estimated in good faith by BNYM ("Good Faith Estimate") for:

(I)         any services to be provided by BNYM following the Payment Date that may relate to a cessation of operations or the winding up of the affairs of the Fund or a termination of the Agreement, including by way of example and not limitation, answering general interestholder inquiries, furnishing historical interestholder account information to authorized parties, providing tax services with respect to transactions occurring before the termination such as the filing of final tax forms, maintaining a Service Account for checks not yet cleared, and compliance with record retention requirements ("Trailing Services"), at the fees set forth in the Fee Agreement or, if applicable fees are not provided for therein, at commercially reasonable rates, and

(II)        the reasonable out-of-pocket expenses expected to be incurred in performing the Trailing Services ("Reimbursable Trailing Expenses"); and

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(III) if BNYM is requested to perform any Deconversion Services (as defined below): (I) fees and charges of BNYM for such Deconversion Services at the rates set forth in the Fee Agreement or, if applicable fees are not provided for therein, fees at commercially reasonable rates, and (II) amounts to reimburse BNYM for any reasonable out-of-pocket expenses reasonably expected to be incurred in performing the Deconversion Services. "Deconversion Services" means any measures taken and conduct engaged in by BNYM associated with any transfer or movement of files, records, materials or information or a conversion thereof, including but not limited to the transfer, movement or duplication of any files, records, materials or information and any conversion of such from the formats and specifications of the BNYM System to the formats and specifications of a successor service provider or as otherwise specified by the Funds.

(2)         For avoidance of doubt: to the extent BNYM performs any services pursuant to Section 3 or Schedule C of the Agreement subsequent to the Payment Date, the Fund shall pay for such services upon being invoiced for such services in accordance with the terms of the invoice.

(3)	Within 120 days following the substantial completion of the Deconversion Services:

(A)	BNYM shall determine any (i) amounts payable by the Fund for services provided pursuant to Section 3 or Schedule C of the Agreement that have not been paid, (ii) amounts payable by the Fund for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services that have not been paid by the Fund, whether or not included in whole or in part in the Good Faith Estimate, and (iii) amounts paid by the Fund pursuant to Sections 13(e)(1)(B) and 13(e)(2) in excess of amounts actually owed by the Fund to BNYM for Trailing Services, for reimbursement of reasonable out-of-pocket expenses incurred in performing the Trailing Services, for Deconversion Services and for reimbursement of reasonable out-of-pocket expenses incurred in performing the Deconversion Services; and

(B)	BNYM shall net the amounts determined in accordance with clause (A) above and notify the Fund whether BNYM owes money to the Fund or the Fund owes money to BNYM and the amount owed; and

(4)         Within seven (7) days of the notification provided for by Section 13(e)(3)(B), BNYM will pay the Fund any amount it owes the Fund and the Fund shall pay BNYM any amount it owes BNYM.

(f)          Notwithstanding any other provision of this Agreement, BNYM may in its sole discretion, upon the happening of any of the following, terminate this Agreement immediately (and, for clarification, immediately cease providing all services hereunder) by sending notice of termination to the Fund: (i) the Fund commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Fund any such case or proceeding; (ii) the Fund commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Fund or any substantial part of its property or there is commenced against the Fund any such case or proceeding; (iii) the Fund makes a general assignment for the benefit of creditors; or (iv) the Fund states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. BNYM may exercise its termination right under this Section 13(f) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNYM of its termination right under this Section 13(f) shall be without any prejudice to any other remedies or rights available to BNYM and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding clause (iii) of Section 15, notice of termination under this Section 13(f) shall be considered given and effective when given, not when received.

(g)          References in this Agreement to a termination of the Agreement on or as of a particular day or date means that termination occurs at 11:59 PM on the particular day or date.

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14.	Policies and Procedures.

(a)          BNYM shall perform the services provided for in this Agreement in accordance with the written policies, processes, procedures, manuals, documentation and other operational guidelines of BNYM governing the performance of the services in effect at the time the services are performed ("Standard Procedures"). BNYM may embody in its Standard Procedures, including Standard Procedures for determining whether an instruction it receives is "in good order" ("IGO") or is "not in good order" ("NIGO"), and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with generally accepted industry practices, principles or standards ("Industry Standard"). Likewise, when in connection with a providing a service, including IGO and NIGO determinations, BNYM is required to engage in conduct for which it does not have a Standard Procedure or Standard Procedures only partially address the facts and circumstances of a particular issue, BNYM may engage in and act in reliance on: a reasoned course of conduct, conduct it reasonably determines to be commercially reasonable or conduct consistent with Industry Standards. In making the decisions described in the foregoing sentences BNYM may rely on such information, data, research, analysis and advice, including legal analysis and advice, as it reasonably determines appropriate under the circumstances. For clarification: the published guidelines of the Securities Transfer Association shall constitute an Industry Standard on the subject matter addressed therein. BNYM may revise the Standard Procedures in accordance with the provisions of this Section 14(a).

(b)         Notwithstanding any other provision of this Agreement, the following terms of this Section 14(b) shall apply in the event facts, circumstances or conditions exist or events occur which would require a service to be provided hereunder other than in accordance with BNYM's Standard Procedures, or if BNYM is requested by a Fund, or a third party authorized to act for the Fund, to deviate from a Standard Procedure in connection with the performance of a service hereunder or institute a service or procedure with respect to which there is no Standard Procedure (collectively, a "Non-Standard Procedure"):

(i)	BNYM will in good faith consider implementing a Non-Standard Procedure if the Fund requests such in writing and provides all written materials, including descriptions, specifications, business requirements and responses to questions of BNYM, that in the sole judgment of BNYM exercised reasonably are appropriate to fully evaluate the request.

(ii)	BNYM will attempt to evaluate the request with existing resources on the basis of the written materials but if at any time it determines in its sole judgment exercised reasonably that Research is required to fully evaluate the request or the development, implementation or performance of the Non-Standard Procedure, BNYM will notify the Fund of the Research required and resume the evaluation only if the Fund obtains and provides all Research required by BNYM or if it authorizes BNYM in a writing reasonably satisfactory to BNYM to obtain the required Research at the Fund's cost and expense.

(iii)	BNYM may at any time after such a request is made, and before or after the written materials and, if applicable, the Research are furnished in whole or in part, decline without liability or further obligation of any nature hereunder to implement a Non-Standard Procedure (i) for a Bona Fide Reason or (ii) if it determines in its sole judgment exercised reasonably that it and the Fund are unable to mutually agree in writing to all terms and conditions governing the development, implementation and performance of the Non-Standard Procedure, including without limitation terms and conditions regarding appropriate procedures, indemnification and payment terms.

(iv)	A Non-Standard Procedure that BNYM agrees to implement in a written instrument executed by the Fund and BNYM is referred to herein as an "Exception Procedure" and BNYM shall be obligated to perform a Non-Standard Procedure only to the extent expressly provided for in an Exception Procedure. For the avoidance of doubt, conduct engaged in pursuant to an Exception Procedure is included within the conduct described in clause (b) of Section 12.

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(c)          In the event that Fund requests documentation, analysis or verification in whatsoever form regarding the commercial reasonableness or industry acceptance of conduct provided for in a Standard Procedure, BNYM will cooperate to furnish such materials as it may have in its possession at the time of the request without cost to the Fund, but the Fund agrees to reimburse BNYM for all out of pockets costs and expenses incurred, including the costs of legal or expert advice or analysis, in obtaining additional materials in connection with the request.

(d)          If in the course of acting in accordance with a Non-Standard Procedure, BNYM encounters questions, issues or uncertainty of a legal or other nature as to the appropriate course of conduct under the Non-Standard Procedure, each Fund agrees that any expenses incurred by BNYM in consulting with third parties, such as, without limitation, attorneys, auditors or accountants, to resolve the questions, issues or uncertainty shall be the responsibility of the Fund to be paid upon being invoiced by BNYM. Prior to engaging any such third party BNYM shall advise the Fund it is doing so and the Fund shall have the option of obtaining such consulting services on its own and providing the results to BNYM. The Fund shall indemnify BNYM and defend BNYM to the extent of any third-party Claims for any acts or omissions agreed to be taken by BNYM in reliance on the advice of such third parties or Instructions issued and accepted by BNYM in lieu or or in addition to the third party advice.

15.         Notices. Notices permitted or required by this Agreement shall be in writing and:

(i)	addressed as follows, unless a notice provided in accordance with this Section 15 shall specify a different address or individual:

(A)	if to BNYM, to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; with a copy to BNY Mellon Investment Servicing (US) Inc., 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: Legal Department; and

(B)	if to a Fund, at Matthews A Share Selections Fund, LLC – [Name of Fund], Four Embarcadero Center, Suite 550, San Francisco, CA 94111, Attention: Legal Department;

(ii)	delivered: by hand (personal delivery by an Authorized Person to addressee); private messenger, with signature of recipient; U.S. Postal Service (with return receipt or other delivery verification provided); overnight national courier service, with signature of recipient; or facsimile sending device providing for automatic confirmation of receipt; and

(iii)	deemed given on the day received by the receiving party.

16.	Amendments.

(a)          This Agreement, or any term thereof, including without limitation the Schedules hereto, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

(b)          Notwithstanding subsection (a) above, in the event an officer of the Investment Company or other person acting with apparent authority on behalf of the Investment Company requests that BNYM perform some or all of the Services provided for in this Agreement for a series of the Investment Company not listed on Schedule B, as amended, and such series accepts such Services and the Investment Company or the series pays amounts provided for in the Fee Agreement as Fees and Reimbursable Expenses, then in the absence of an express written statement to the contrary such services are provided in accordance with the terms of this Agreement, Schedule B is deemed amended to include the particular series and the series shall be bound by the terms of this Agreement with respect to all matters addressed herein, except that BNYM may at any time thereafter terminate such deemed amendment to this Agreement, and terminate Services to such series, if within 60 days of the first such acceptance of Services by the series the Investment Company and BNYM do not execute an written amendment to Schedule B on terms mutually acceptable to BNYM and the Investment Company in their respective sole discretion. BNYM and the Investment Company each reserve the right to negotiate terms appropriate to such additional series which differ from the terms herein.

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17.         Assignment; Subcontracting. Except as expressly provided in this Section 17, no party may assign or transfer this Agreement or assign or transfer any right or obligation hereunder without the written consent of the other party and any attempt at such assignment or transfer, or any such assignment or transfer, shall be void. For clarification: "assign" and "transfer" as used in the foregoing sentence are intended to mean conveyances (whether by contract or operation of law) which fully and irrevocably vest in the assignee or transferee exclusively all the rights and obligations being conveyed and fully and irrevocably divest the assignor or transferor of all the rights and obligations being conveyed. A merger, a sale of a majority or more of the assets, equity interests or voting control, or a transfer by operation of law or pursuant to court order shall be considered a "transfer" under this Section 17. Notwithstanding the foregoing: To the extent appropriate under rules and regulations of the NSCC, BNYM may satisfy its obligations with respect to services involving the NSCC through an Affiliate that is a member of the NSCC by delegation or subcontracting; BNYM may assign or transfer this Agreement to an Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNYM gives the Investment Company thirty (30) days' prior written notice of such assignment or transfer and such assignment or transfer does not impair the Investment Company's receipt of Services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement in place of BNYM; and BNYM may subcontract with, hire, engage or otherwise outsource to any third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNYM under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNYM of any of its liabilities hereunder.

18.          Facsimile Signatures; Counterparts. This Agreement may be executed in one or more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.

19.	Miscellaneous.

(a)          Entire Agreement. This Agreement, and the related Fee Agreement, embody the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and therein and supersedes all prior agreements, understandings, proposals, responses to requests for proposal, memoranda of understanding or memoranda of any other nature, terms sheets, letters of intent and communications of any other nature relating to such subject matter, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)          Non-Solicitation. During the effectiveness of this Agreement and for one year thereafter, the Fund shall not, directly or indirectly, knowingly solicit or recruit for employment or hire, or make a recommendation, or referral or otherwise knowingly assist or facilitate the solicitation or recruitment of any BNYM employee, for employment by any other entity. To "knowingly" solicit, recruit, hire, assist or facilitate, within the meaning of this provision, does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNYM employee by another entity if the BNYM employee was identified solely as a result of the BNYM employee’s response to a general advertisement in a publication of trade or industry interest or other similar general solicitation.

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(c)          No Changes that Materially Affect Obligations. Each Fund agrees to provide BNYM with at least 30 days advance written notice of modifications to its registration statement or other Investor Materials and of any other new or modified feature, policy, operation, parameter or other aspect of the Fund and BNYM shall not be obligated to modify in any significant manner any of the services it provides under this Agreement in response to any such modification or any new or revised operational standard, law, regulation, order, legal process or other requirement unless prior thereto it expressly consents thereto or agrees in writing. BNYM shall be obligated to undertake commercially reasonable efforts to develop and implement any service modification with respect to which it has provided its prior written consent or written agreement; provided, however, in all instances BNYM shall be entitled to fees and expense reimbursement as set forth at Section 9(f) or as otherwise agreed in writing.

(d)          Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)          Information. Each Fund will provide such information and documentation as BNYM may reasonably request in connection with services provided by BNYM to the Fund.

(f)          Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to its principles of conflicts of law that would apply the law of another jurisdiction. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act ("UCITA"), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the "opt out" provisions contained therein. The parties hereby waive any right they may have to trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement.

(g)          Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)          Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to those certain provisions benefitting Affiliates of the parties, this Agreement is not for the benefit of any other person or entity other than the parties hereto and there shall be no third party beneficiaries.

(i)          No Representations or Warranties. Except as expressly provided in this Agreement, BNYM hereby disclaims all representations and warranties, express or implied, made to the Funds or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to Services provided under this Agreement. BNYM disclaims any warranty of title or non-infringement except as expressly set forth in this Agreement.

(j)          Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of BNYM’s affiliates are financial institutions, and BNYM may, as a matter of policy, request (or may have already requested) the name, address and taxpayer identification number or other government-issued identification number of the Funds or others, and, if such other is a natural person, that person's date of birth. BNYM may also ask (and may have already asked) for additional identifying information, and BNYM may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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(k)          Use of "Fund". In the event "Fund" or “Funds” as used in this Agreement refers to the series of the Investment Company listed on Schedule B, notwithstanding such use, the Investment Company bears to the extent permitted by law all responsibilities, obligations, liabilities and duties of all such series to the extent not performed by such series; provided, however, that because each Fund has separate assets and liabilities, no Fund shall be subject to the liabilities or obligations specifically related to another Fund.

(l)          Additional Fund Adoption. Notwithstanding anything in this Agreement to the contrary, if BNYM is requested orally or in writing to provide Services under this Agreement to any investment company that is not a party to this Agreement or any class, tier, portfolio, series or other subdivision of an investment company that is not party to this Agreement ("Additional Fund") by any representative of a Fund who BNYM reasonably believes also to be a representative of the Additional Fund, and BNYM provides such Services to such Additional Fund, then, from the date BNYM commences providing such Services, such Additional Fund shall be deemed a party to and bound by the terms and conditions of this Agreement with respect to all matters addressed herein even in the absence of a writing by such Additional Fund agreeing to be so bound by this Agreement and Schedule B shall be deemed amended to include the Additional Fund.

(m)          Requests to Transfer Information to Third Parties. In the event that a Fund, other than pursuant to a Standard Procedure, whether by Written Instructions, Fund Communications or otherwise, requests or instructs BNYM to send, deliver, mail, transmit or otherwise transfer to a third party which is not a subcontractor of BNYM and which is not the DTCC, NSCC or other SEC-registered clearing corporation, or to make available to such a third party for retrieval from within the BNYM System, any information in the BNYM System: BNYM may decline to provide the information requested on the terms contained in the request due to legal or regulatory concerns, transmission specifications not supported by BNYM, or other good faith or bona fide business reasons, but will in good faith discuss the request and attempt to accommodate the Fund with respect to the request, and BNYM will not be obligated to act on any such request unless it agrees in writing to the terms of the information transfer. In the event BNYM so agrees in writing to transfer information or make it available within the BNYM System: the Fund shall pay a reasonable fee for such activities upon being invoiced for same by BNYM; BNYM shall have no liability or duty with respect to such information after it releases the information or makes it available within the BNYM System, as the case may be, provided BNYM does not commit Negligent Conduct when executing the express instructions of the written information transfer request; BNYM shall be entitled to the indemnification provided for at Section 12 pursuant to clause (b) in connection with the activities contemplated by any such written information transfer request, including for the avoidance of doubt third party claims; and BNYM may conclusively presume without a duty of independent verification that the Fund has received all applicable third party authorizations.

(n)          Service Indemnifications; Survival. Any indemnification provided to BNYM by the Funds in connection with any Service provided under the Agreement, including by way of illustration and not limitation, indemnifications provided in connection with an Accepted Non-Standard Instruction and indemnifications contained in any agreements regarding an Exception Procedure ("Service Indemnifications"), shall survive any termination of this Agreement. In addition, Sections 4, 10(d), 10(e), 10(g), 10(h), 10(i), 11, 12, 19(i), 19(m) and 19(n) and provisions necessary to the interpretation of such Sections and any Service Indemnifications and the enforcement of rights conferred by any of the foregoing shall survive any termination of this Agreement. In the event the Board authorizes a liquidation of a Fund or termination of the Agreement, BNYM may require as a condition of any services provided in connection with such liquidation or termination that the Fund make provisions reasonably satisfactory to BNYM for the satisfaction of contingent liabilities outstanding at the time of the liquidation or termination.

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(o)          Compliance with Law. Each of BNYM and the Funds agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business. For clarification: With respect to BNYM, the foregoing requires compliance with laws, rules, regulations and legal process applicable to BNYM directly, not derivatively by virtue of providing Services to the Funds. Each Fund agrees that BNYM is not obligated to assist the Fund with, or bring the Fund into, compliance with laws, rules, regulations and legal process applicable to the Fund, except where BNYM has expressly agreed to assume such an obligation hereunder and then it is obligated only to perform strictly in accordance with the express terms of the assumed obligation.

(p)          Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(q)          Enterprise Nature of Services. Notwithstanding any other provision of this Agreement, in furnishing the services provided for in this Agreement or any component or segment of such services BNYM may utilize any combination of its own employees, facilities, equipment, systems and other resources and the employees, facilities, equipment, systems and other resources of its Affiliates, including employees, facilities, equipment, systems and other resources shared by BNYM and its Affiliates, and BNYM may satisfy its obligations under this Agreement directly or through Affiliates. References to employees, facilities, equipment, systems or other resources of BNYM in this Agreement shall mean employees, facilities, equipment, systems or other resources of BNYM and its Affiliates considered collectively. Notwithstanding the foregoing, nothing in this Section 19(q) shall have the effect of transferring any obligation of BNYM to any other entity, including Affiliates.

(r)          Centralized Functions. The Bank of New York Mellon Corporation is a global financial organization that includes BNYM and provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the "BNY Mellon Group"). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the "Centralized Functions") in one or more affiliates, subsidiaries and third-party service providers subject to confidentiality obligations comparable to those provided for herein ("third party service providers"). Solely in connection with the Centralized Functions: (i) the Fund consents to the disclosure of and authorizes BNYM to disclose information regarding the Fund to the BNY Mellon Group and to its third-party service providers, and (ii) BNYM may store the names and business addresses of the Fund’s employees on the systems or in the records of the BNY Mellon Group or its third party service providers.

(s)          [reserved]

(t)          Funds Added After Effective Date. Each Fund that becomes a party to this Agreement pursuant to Section 16(b) or 20(l) agrees to be bound by all terms of this Agreement as if an original signatory hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Transfer Agency and Investor Services Agreement to be executed as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.	On behalf of the Investment Company and each Fund, each in its individual and separate capacity:

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE A

Definitions

As used in this Agreement:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"1940 Act" means Investment Company Act of 1940, as amended.

"Affiliate" means an entity controlled by, controlling or under common control with the subject entity, with "control" for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity's directors, trustees or similar persons performing policy-making functions.

"Authorized Person" means (i) with respect to the Fund, each individual identified to BNYM as an Authorized Person on the properly completed version of Schedule D most recently provided to BNYM, and (ii) with respect to BNYM, employees designated in writing as authorized to receive facsimile transmissions or emails, or both, as Written Instructions (as provided in the definition of Written Instructions). Any limitation on the authority of an Authorized Person of the Fund to give Instructions must be expressly set forth in a written document signed by both parties.

"Board" means the Board of Directors of the Investment Company.

"Bona Fide Reason" means a bona fide legal, commercial or business reason, including by way of example and not limitation the following:

(i)	the course of conduct is not consistent or compliant with, is in conflict with, or requires a deviation from an Industry Standard or a Written Procedure;

(ii)	the course of conduct is not reasonably necessary or appropriate to or consistent with the services contemplated by this Agreement or constitutes a change to a service;

(iii)	the course of conduct is in conflict or inconsistent with or violates a law, rule, regulation, or order or legal process of any nature;

(iv)	the course of conduct is in conflict or inconsistent with or will violate a provision of this Agreement or constitutes a unilateral amendment of the Agreement;

(v)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement with potentially adverse consequences to BNYM incurred from sources external to BNYM, including without limitation, for illustration and not limitation: sanction, criticism, fines, penalties, examination comments or special examination of a governmental, regulatory or self-regulatory authority; civil, criminal or regulatory action; a loss or downgrading of membership, participation or access rights or privileges in or to organizations providing common services to the financial services industry; or significant reputational harm.

(vi)	the course of conduct imposes on BNYM a risk, cost, liability or obligation not contemplated by this Agreement related to internal matters, such as, without limitation: imposes costs and expenses on BNYM that are not adequately recovered by payments the Fund indicates it is willing to pay and BNYM reasonably anticipates disputes over invoices; contemplates higher or additional performance standards; adds gain/loss, operational, strategic, compliance or credit risk; requires performance of a course of conduct customarily performed pursuant to a separate service or fee agreement; requires more than an incidental increase in the resources required to provide services to the Fund; or is reasonably likely to result in a diversion of resources or disruption in established work flows, course of operations or functioning of controls;

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(vii)	the course of conduct requires technology, personnel with technological expertise, a technology service or product or another resource that is not available on a commercially reasonable basis or constitutes a service or function that is not closely related to services commonly performed by organizations acting as transfer agents, registrars, dividend disbursing agents and interestholder servicing agents to SEC-registered open-end investment companies; or

(viii)	BNYM lacks sufficient information, analysis or legal advice to determine that the conditions in clauses (iii) or (v) do not exist and the Funds and BNYM fail to reach agreement on a reasonable method of paying any expense of obtaining such information.

"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

"Code" means: (i) when reference is made to a specific Section of the "Code" - the Internal Revenue Code of 1986, as amended, otherwise (ii) the Internal Revenue Code of 1986, as amended, and the regulations promulgated by the IRS under the Internal Revenue Code of 1986, as amended, and the revenue rulings, revenue procedures, technical advice memorandums, notices and announcements published by the IRS with respect to the Internal Revenue Code of 1986, as amended.

"conduct" or "course of conduct" means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

"Dedicated Personnel" means individuals employed by or under contract with BNYM whose primary duty is providing services to or on behalf of the Fund.

"DTCC" means the Depository Trust Clearing Corporation, and its successors and assigns.

"External Research" means consultation with and the written opinions, analysis, research or other work product of third party technical specialists, legal counsel or other advisors, consultants or professionals.

"FinCEN" means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

"Fund Communication" means any Instruction, direction, notice, instrument, data, file or other information or communication of whatsoever nature BNYM receives, or reasonably believes it received, from a Fund through a communications media of any nature, including without limitation communications media currently existing, such as telephone, facsimile transmission, telegraph, telegram, US Postal Service, personal delivery, private courier, commercial courier, electronic mail (email), private messaging systems, or messaging systems constituting part of an industry utility (such as the NSCC) service, and communications media that may be developed in the future.

"Fund Error" means a Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNYM or by other act or omission requiring Remediation Services.

"in good order" means in accordance with all applicable requirements set forth in the Written Procedures, including receipt of any required supporting documentation.

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"Instructions" means Oral Instructions and Written Instructions considered collectively or individually.

"Intellectual Property Rights" means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

"Internal Research" means consultation with and the written opinions, analysis, research or other work product of (i) individuals employed by or under contract with BNYM who are not Dedicated Personnel, and (ii) individuals who are Dedicated Personnel but the consultation or opinions, analysis, research or other work product is not incidental to the services performed by such individual for the Fund.

"Interests" means the limited liability company interests of the Investment Company, which will be issued in series (i.e., the Funds).

"Investor Materials" means a Fund's prospectus, statement of additional information and any other materials relating to the Fund provided to Fund investors by the Fund.

"IRS" means the Internal Revenue Service of the U.S. Department of the Treasury.

"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

"Loss Date" means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

"NSCC" means the National Securities Clearing Corporation, and its successors and assigns.

"Oral Instruction" means an instruction (i) given to BNYM by voice in person, or in a person-to-person conversation over a telephone connection, by an Authorized Person of the Fund (or by a person reasonably believed by BNYM to be an Authorized Person of the Fund). BNYM may, in its sole discretion in each separate instance, consider and rely upon an instruction it receives from an Authorized Person via electronic mail as an Oral Instruction (unless the electronic mail satisfies the criteria, in the definition of Written Instruction, to constitute a Written Instruction, in which case it will constitute a Written Instruction).

"Remediation Services" means the additional services required to be provided hereunder by BNYM in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

"Research" means either or both of External Research and Internal Research.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

"Service Effective Date" means the date, following the completion of all implementation services, in the event a Fund is a new start-up Fund, or following the completion of all conversion services, in the event BNYM will be providing services to a Fund as a successor to a prior service provider, that the first live transaction is processed by the BNYM System for the Fund on a production basis.

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"Written Instruction" means any of the following:

(1)         a written instruction (i) which is a Standard Instruction, or if not a Standard Instruction, then an Accepted Non-Standard Instruction, (ii) which is signed by an Authorized Person of a Fund (or a person reasonably believed by BNYM to be an Authorized Person of a Fund), (iii) which is agreed to in writing by BNYM on the instrument containing the written instructions, if such signature is required by BNYM as part of a Standard Form, (iv) which is addressed to and received by BNYM, and (iv) which is delivered by (A) hand (personally by the signing Authorized Person or by a third party providing confirmation of receipt), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery signed by the receiving party, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt if the facsimile transmission is sent to an Authorized Person of BNYM or to the Relationship Manager or Customer Service Officer of BNYM;

(2)         trade instructions transmitted to and received by BNYM by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access; and

(3)         electronic mail or "email" sent by an Authorized Person of the Fund to, and acknowledged by, an Authorized Person of BNYM.

"Written Procedures" means, collectively, Standard Procedures and Exception Procedures.

[End of Schedule A]

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SCHEDULE B

(Dated: July 31, 2014)

THIS SCHEDULE B is Schedule B to that certain Transfer Agency and Investor Services Agreement dated as of July 31, 2014, between BNY Mellon Investment Servicing (US) Inc. and Matthews A Share Selections Fund, LLC and each of the following series of the Investment Company listed below, each considered in its individual and separate capacity.

Funds

Matthews ADF-US Series

Matthews CF-US Series

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SCHEDULE C

Terms And Conditions Governing Use Of The BNYM System

SECTION 0.         GENERAL

0.1           Capitalized Terms. Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the Main Agreement. Capitalized terms defined in this Schedule C shall have that meaning solely in this Schedule C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Schedule C shall mean Sections of this Schedule C unless expressly stated otherwise in a specific instance. References to the "Agreement" in this Schedule C means the Main Agreement and this Schedule C.

0.2           Purpose. BNYM utilizes some components of the BNYM System to perform the Core Services. But BNYM does not utilize all components of the BNYM System to provide the Core Services. Some components of the BNYM System are maintained by BNYM and offered to customers solely to permit customers to access the data and information maintained in the BNYM System in connection with the Core Services and put it to additional uses. Consequently, Company is given rights pursuant to this Schedule C (i) to access and use components of the BNYM System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services, and (ii) to authorize third parties, the "Permitted Users", to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services. Such access and use of the BNYM System by Company from the Company System and by Permitted Users may include the ability to input data and information into the BNYM System that BNYM utilizes in performing the Core Services but which is not required for BNYM to perform the Core Services. This ability of Company and Permitted Users to access and use the BNYM System represents a service offered by BNYM that is supplemental to the Core Services. No access to or use of the BNYM System by Company or Permitted Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Schedule C governs solely those supplemental services offered by BNYM and Company's use of them.

SECTION 1.	CERTAIN DEFINITIONS

"Authorized Person" means the employees of Company and Permitted Users who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNYM to access and use the Licensed System or specific Component Systems and in connection with such access and use to be issued Security Codes (as defined at Section 2.6(b) below).

"BNYM Web Application" means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNYM, accessible via the Internet at an Internet address furnished by BNYM for use of the particular Component System.

"Company" means each Fund.

"Company Data" means (i) data and information regarding each Fund and the investors and investor accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System.

"Company Web Application" means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

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"Component System" means, as of its relevant License Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant License Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

"Copy", whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

"Core Services" means the services described in the Main Agreement that BNYM is obligated to perform for Company (for clarification: excluding the products and services provided pursuant to this Schedule C).

"Documentation" means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNYM makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

"Exhibit 1" means Exhibit 1 to this Schedule C.

"Employee" and "employee" means officers and any employees of the Investment Company and officers and employees of the entity or entities that provides investment management or administrative services, or both, to the Investment Company pursuant to one or more material agreements between the Investment Company and such entities.

"General Upgrade" means (i) an Upgrade that BNYM in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNYM offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

"Harmful Code" means any computer code, software routine, or programming device designed to (a) disable, disrupt, impair, delete, damage, corrupt, reprogram, recode or modify in any way a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment (sometimes referred to as a "Trojan horse," "worm," "virus", "preventative routine," "disabling code," or "cookie" devices); (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as "time bombs," "time locks," or "drop dead" devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent (sometimes referred to as "lockups," "traps," "access codes," or "trap door" devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

"Intellectual Property Rights" means the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

"License Effective Date" means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

"Licensed Services" means all functions performed by the Licensed System.

"Licensed System" means, collectively:

(a)          as of its applicable License Effective Date, any one or more of the of the following: (i) any Listed System to which the Company is given access to and use of by BNYM in its entirety; and (ii) any "Support Function", which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed System, that Company is given access to and use of to support its utilization of a Listed System - items within "Support Function" and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

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(b)          Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

"Listed Systems" means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNYM may give Company access to and use of at Company's request in lieu of access to and use of the entire NSCC or CMS.

"Main Agreement" means the part of this Agreement that commences on the first page and ends with but includes Schedule B, excluding Section 3(d) (which incorporates this Schedule C into the Agreement).

"Marks" means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

"Permitted User" means a person other than an employee of the Company who is authorized by the Company pursuant to and in accordance with Section 2.1(a)(ii) and all applicable Documentation to access and use one or more specific Component Systems.

"Product Assistance" means assistance provided by BNYM personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

"Proprietary Items" means:

(a)          (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed Program, and whether or not part of a Listed Program, that BNYM may at any time provide any customer with access to and use of to support the customer's s utilization of a Listed System, including the Support Functions, (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNYM utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNYM which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the "BNYM Software");

(b)          all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNYM in connection with the BNYM Software (the "BNYM Equipment");

(c)          all documentation materials relating to the BNYM Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the "BNYM Documentation", and together with the BNYM Software and the BNYM Equipment, the "System" or the "BNYM System") and all versions of the BNYM System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d)          all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNYM System;

(e)          source code and object code for all of the foregoing, as applicable;

(f)          all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNYM in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g)          all materials related to the testing, implementation, support and maintenance of all of the foregoing;

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(h)          all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNYM in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i)          the contents of all databases and other data and information of whatsoever nature in the BNYM System, other than Company Data, whether residing in the BNYM System or existing outside the BNYM System in recorded form whether in hardcopy, electronic or other format; and

(j)          all copies of any of the foregoing in any form, format or medium.

"Terms of Use" means any privacy policy, terms of use or other terms and conditions made applicable by BNYM in connection with the Company's or a Permitted User's access to and use of a Component System or a BNYM Web Application or other access site or access method.

"Third Party Products" means the products or services of parties other than BNYM that constitute part of the Licensed System.

"Third Party Provider" means licensors, subcontractors and suppliers of BNYM furnishing the Third Party Products.

"United States" means the states and the District of Columbia of the United States.

"Update" means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System's applicable License Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNYM and excludes Upgrades.

"Upgrade" means an enhancement to a Component System as it exists on its applicable License Effective Date, new features and new functionalities added to the Component System as it exists on its applicable License Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable License Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2.	LICENSED RIGHTS AND COMPANY OBLIGATIONS

2.1           Licensed Rights.

(a)          (i)          BNYM hereby grants to Company a limited, nonexclusive, nontransferable license to access and use the Licensed System in the United States through its employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, strictly for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company.

(ii)         The license granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not employees of the Company to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company. Except with respect to Fund investors seeking to access IAM, to exercise the right contained in this Section 2.1(a)(ii) the Company must designate such persons to BNYM and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNYM and furnish any information reasonably requested by BNYM. Access to IAM for Fund investors shall occur in accordance with the Documentation applicable to IAM. Upon the exercise by Company of the right contained in this Section 2.1(a)(ii), the term Company shall be redefined for all purposes of this Agreement to mean the Company and all Permitted Users, individually and collectively, unless in an individual case the context clearly requires that the definition be restricted solely to the Company. The Company shall be responsible and liable for compliance by Permitted Users with all applicable terms of the Agreement as if the Permitted Users were its own employees.

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(iii)        Company may not, and shall not, under any circumstances grant sublicenses to any right granted by this Section 2.1 or subcontract or delegate any right granted by this Section 2.1 or use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(b)          The grant of rights in this Section 2.1 shall be construed narrowly. No grant of license is made hereunder to Company or any other party, except the license to Company expressly provided in this Section 2.1. The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone's part, including without prior notification, upon the termination or expiration of the Agreement. BNYM and its licensors reserve all rights in the BNYM System not expressly granted to Company in this Section 2.1. Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code. The rights granted to Company by this Section 2.1 are sometimes referred to herein as the "Licensed Rights".

(c)          For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use ("Linked Functions"). The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System. To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2           Documentation. Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNYM from time to time and any specifications contained therein. Company may use only the number of copies of the Documentation that are provided to Company and may not make any additional copies of such Documentation, except that Company may copy the Documentation to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority. Company shall pay BNYM such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3           Third Party Software and Services. Company acknowledges that Third Party Products may constitute part of the Licensed System. Company’s use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable License Effective Date may be conditioned upon Company’s execution of an agreement with the applicable Third Party Provider ("Third Party Agreement") which would provide for certain rights and obligations between the Company and the Third Party Provider ("Direct Third Party Product"), in which case the terms of the Third Party Agreement will also apply to Company's use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNYM is not responsible for, nor does BNYM warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNYM’s sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNYM is made aware by Company and to request and pursue in a commercially reasonable manner remediation of the errors, defects or deficiencies by the third party to the extent BNYM reasonably determines remediation to be available pursuant to the terms of BNYM's agreement with the third party.

2.4           Compliance With Applicable Law. Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

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2.5           Responsibility For Use.

(a)          The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNYM's performance of the Core Services. BNYM shall have no liability or responsibility for any Loss caused in whole or in part by the Company's or a Permitted User's exercise of the Licensed Rights or use of the Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or a Permitted User; provided, however, this Section 2.5 shall not relieve BNYM of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, a Permitted User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the Licensed System ("Data Faults").

(c)          Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Permitted Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNYM computer system or network.

2.6           Internal Control Obligations.

(a)          Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17, 2.20 and 3.4 of this Schedule C, and (ii) applicable Documentation.

(b)          Company shall establish and adhere to security policies and procedures intended to (i) safeguard the Licensed System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, access passwords, mnemonics and other security data elements related to accessing the Licensed System or any Component System ("Security Codes"), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information. Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Company and BNYM.

(c)          Unless Company obtains prior written permission from BNYM, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNYM under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNYM immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached.

(d)          Company shall verify and confirm all information entered on the Licensed System and shall notify BNYM of any error in any information entered on the Licensed System as soon as practicable following Company’s knowledge of such error.

(e)          Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNYM without BNYM’s prior express written approval.

2.7           Company Resources.

(a)          Company will be solely responsible, at Company's expense, for procuring, maintaining, and supporting all third-party software and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company's sites ("Company System") required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNYM from time to time. BNYM will provide Company with specifications for Company System, including any requirements relating to the connection and operation of the Company System with the Licensed System and Third Party Products. Company shall conform its operating system environment to the operating system requirements provided by BNYM for the Licensed System. Company will support and maintain the Company System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

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(b)          Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company’s use of the Licensed System, and (d) begin using the Licensed System on a timely basis. BNYM shall not be responsible for any delays or fees and costs associated with Company’s failure to timely perform its obligations under this Section 2.7.

2.8           Company Telecommunications and Data Transmissions.  Company will be solely responsible for complying at all times with telecommunications requirements designated by BNYM for use of the Licensed System. Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNYM.

2.9           Notices Of Material Increase In Use.  Company shall give advance written notice to BNYM whenever Company intends to increase its scope of use of the Licensed System in any material respect. Upon receipt of such notice, Company and BNYM shall mutually agree in writing on any required changes to the Company’s scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10         Certifications and Audits.  Company shall promptly complete and return to BNYM any certifications which BNYM in its sole discretion may from time to time send to Company, certifying that Company is using the Licensed System in strict compliance with the terms and conditions set forth in this Agreement. BNYM may, at its expense and after giving reasonable advance written notice to Company, enter Company locations during normal business hours and audit Company’s utilization of the Licensed System, the number of copies of the Documentation in Company's possession, and the scope of use and information pertaining to Company's compliance with the provisions of this Agreement. The foregoing right may be exercised directly by BNYM or by delegation to an independent auditor acting on its behalf. If BNYM discovers that there is any unauthorized scope of use or that Company is not in compliance with the aforementioned provisions, Company shall reimburse BNYM for the full costs incurred in conducting the audit.

2.11         Taxes. The amounts payable by Company to BNYM in consideration of the performance of services by BNYM under the Agreement, including providing access to and use of the Licensed System pursuant to this Schedule C, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNYM based upon BNYM's net income.

2.12         Use Restrictions.

(a)          Company will not do or attempt to do, and Company will not permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)	use or access or attempt to use or access any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;
(ii)	make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;
(iii)	create, recreate or obtain the source code for any Proprietary Item;
(iv)	refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNYM or a Third Party Provider;
(v)	modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNYM;
(vi)	remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;
(vii)	sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNYM, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company's behalf or otherwise;
(viii)	subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company's behalf or otherwise;

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(ix)	reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;
(x)	take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNYM;
(xi)	use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;
(xii)	allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNYM, through Company's systems or personnel or Company's use of the Licensed Services or Company's activities in connection with this Agreement; or
(xiii)	engage in or attempt to engage in penetration testing or "ethical hacking" of the BNYM System or otherwise engage in or attempt to engage in any activity to use, access or test or expose the BNYM System other than in accordance with the security measures and access methods maintained by BNYM at the time..

(b)          Company shall, promptly after becoming aware of such, notify BNYM of any facts, circumstances or events regarding its or a Permitted User's use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13         Restricted Party Status.  Company warrants at all times that it is not a "Restricted Party", which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person’s List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing. If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

2.14         Mitigation Measures.  Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNYM does not agree in advance to reimburse) to mitigate losses or potential losses to BNYM, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company's business.

2.15         Company Dependencies.  To the extent an obligation of BNYM under this Schedule C is dependent and contingent upon Company's or Permitted User's performance of an action or refraining from performing an action that has been specified or described in this Schedule C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user's industry ("Company Dependency"), BNYM shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNYM's obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed .

2.16         Software Modifications.  Company may request that BNYM, at Company's expense, develop modifications to the software constituting a part of the Licensed System that BNYM generally makes available to customers for modification ("Software") that are required to adapt the Software for Company’s unique business requirements. Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNYM in accordance with the applicable, commercially reasonable procedures maintained by BNYM at the time of the request. Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNYM to estimate, design and develop such modifications to the Software. BNYM shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification. BNYM shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNYM's reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification as determined by BNYM in its sole judgment ("Customization Order") and Company's agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification ("Customization Fee Agreement"). All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as "Company Modifications". BNYM may make Company Modifications available to all users of the Licensed System, including BNYM, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement.

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2.17         Export of Software.  The Company and Permitted Users are without exception prohibited from (i) accessing or using the BNYM System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States. No provision of the Agreement shall be interpreted to require BNYM to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18         Permitted Users Contemplated By Documentation.  Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to a Permitted User outside the BNYM System, that Company Data will be made available within the BNYM System for retrieval by a Permitted User for use outside the BNYM System, that the Company Data will be provided or made available to Permitted Users within the BNYM System for use by the Permitted User within the BNYM System or within a system of the Permitted User, or that the Company may authorize Permitted Users to access and use Company Data contained within the Licensed System in any other manner:

(i)	The Company hereby grants to BNYM a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNYM Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNYM, as appropriate, to transmit, transfer, make available and provide the Company Data to Permitted Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet via a BNYM Web Application or other communication link or method or access site or method designated by BNYM for use of the particular Component System;

(ii)	The Company hereby authorizes and directs BNYM, (A) to permit Permitted Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of an investor in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving an investor account or assets in an investor account, and (C) to the extent contemplated by applicable Documentation, to permit Permitted Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Permitted User and to and through any relevant BNYM Web Application;

(iii)	The Company shall have sole responsibility for imposing any desired use restrictions on Permitted Users to the extent use restrictions are contemplated by the applicable Documentation and BNYM shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNYM in imposing such use restrictions;

(iv)	The Company acknowledges and agrees that it alone is responsible for entering into agreements with Permitted Users governing the terms and conditions, as between the Company and the Permitted User, of the Permitted User's use of the Company Data; the Company releases BNYM from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Permitted Users of any nature; the Company releases BNYM from any Loss the Company may incur, and will indemnify and defend BNYM for any Loss it may incur, arising or resulting from or in connection with Company Data after BNYM, as appropriate, transmits, transfers, makes available or provides the Company Data to the Permitted User in accordance with applicable Documentation, whether through a BNYM Web Application or otherwise;

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(v)	The Company shall be responsible and liable to BNYM for the acts and omissions of Permitted Users while accessing and using a Component System pursuant to authorization from the Company and shall indemnify and defend BNYM for all Loss arising from or related to acts or omissions by a Permitted User that would constitute a breach of this Agreement if committed by the Company, that constitute reckless or intentional misconduct or that constitute a breach of a duty of the Permitted User imposed by this Schedule C; and

(vi)	BNYM may immediately terminate access to and use of the Licensed System by a Permitted User if BNYM reasonably believes conduct of the Permitted User would constitute a breach of this Agreement if committed by the Company, constitutes reckless or intentional misconduct, or constitutes a breach of a duty of the Permitted User imposed by this Schedule C, applicable Documentation or applicable Terms of Use.

2.19         Communications with Third Parties regarding Component System Services.  The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20         Compliance with Terms Of Use.  The Company's and, to the extent applicable in connection with a particular Component System, each Permitted User's use of a Component System, a BNYM Web Application and any other access site or access method to a particular Component System shall be conducted in full compliance with applicable Terms of Use. In addition, Permitted Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21         Third Party Providers To The Company.  The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNYM.

2.22         Fees.  The Company shall be obligated to pay to BNYM such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3.	PROVISIONS REGARDING BNYM

3.1           Right to Modify.  BNYM may alter, modify or change the Licensed System or any component, code, language, format, design, architecture or element of the Licensed System and present such alterations, modifications and changes to Company as Updates or Upgrades; provided, however, at no time shall this section be interpreted in such a manner as to allow BNYM by such alterations, modifications or changes to fail to comply with any term of this Schedule C.

3.2           Training and Product Assistance.  BNYM agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company's personnel at BNYM’s facilities or at Company's facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNYM 's then-current charges and rates for such services. All reasonable travel and out-of-pocket expenses incurred by BNYM personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre-approval in writing.

3.3           Monitoring.  BNYM is not responsible for Company's or Permitted User's use of the Licensed System but shall have the right to monitor such use on BNYM’s network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4           Additional Security Measures.  BNYM shall have the right to institute and require additional security measures in connection with Company's and Permitted User's access to and use of the Licensed System that it in its sole discretion determines to be appropriate under the circumstances upon reasonable advance notice, and Company and Permitted Users shall be required to comply with any additional security requirements adopted pursuant to this Section 3.4.

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3.5           BNYM Failure to Receive Data.  BNYM shall not be liable for data or information which the Company, a Permitted User or an agent of either transmits or attempts to transmit to BNYM in connection with its use of a Component System and which is not received by BNYM or for any failure of a Component System to perform a function in connection with any such data or information. BNYM shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company's or a Permitted User's use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNYM in connection with such use by the Company or a Permitted User. Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.6           ACH Activity.  To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNYM in its sole discretion, BNYM will accept bank account information over the Internet or other communication channel from Permitted Users and take such other actions as may be appropriate to facilitate movement of money to and from investor accounts through the Automated Clearing House ("ACH"). The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4.	OWNERSHIP AND OTHER RIGHTS

4.1           BNYM Ownership.

(a)          BNYM and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to the BNYM System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications. For purposes of clarification: the BNYM System and any modifications to the BNYM System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a "works made for hire" under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNYM and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNYM. To the extent requested by BNYM, Company shall cooperate with BNYM, at BNYM's expense, to cause to vest in BNYM any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNYM.

(b)          In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNYM, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNYM shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNYM is duplicated within a Company Web Application to replicate the "look and feel," "trade dress" or other aspect of the appearance or functionality of a BNYM Web Application or other component of the BNYM System, BNYM grants to the Company a limited, non-exclusive, non-transferable license to such a Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The license granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNYM Web Application or other component of the BNYM System and does not extend to any other Proprietary Item or other intellectual property owned by BNYM. Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c)          This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement. Upon BNYM's request, the Company shall promptly inform BNYM in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement. Nothing contained in this Agreement, no disclosure of BNYM Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNYM prior to or after the date hereof. No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder. Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNYM in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNYM.

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4.2           Company Ownership. Company will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data. Company hereby grants BNYM a limited, nonexclusive, nontransferable license to access and use the Company Data, and consents to BNYM's permitting access to, transferring and transmitting Company Data, all as appropriate to Company's use of the Licensed Rights or as contemplated by the Documentation.

4.3           Mutual Retention of Certain Rights. Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Schedule C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property. Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person. To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable license to such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4           Use of Hyperlinks. To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System: The Company hereby grants to BNYM a royalty-free, nonexclusive, nontransferable and revocable right and license to use the Company's hyperlink in connection with the relevant Licensed Services; BNYM hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right and license to use BNYM 's hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party's hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5           Use of Marks. To the extent one party's Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNYM a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; BNYM hereby grants to the Company a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party's reasonable policies regarding the advertising and usage of its Marks as established from time to time; the Company hereby grants BNYM the right and license to display the Company’s Mark's on applicable BNYM Web Applications and in advertising and marketing materials related to the BNYM Web Application and the Licensed Services provided by the relevant Component System; each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 4.5; use of the Marks hereunder by the grantee pursuant to this limited license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all "point and click" features relating to Authorized Persons' acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party's Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5.	REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION

5.1        Mutual Representations, Warranties and Covenant. Each party warrants, represents and covenants to the other party that it will use commercially reasonable efforts to avoid engaging in any act, omission or conduct which would result in the introduction into the software or systems of the other party any computer software routines, code or programming devices designed to permit unauthorized persons to access or use the other party's software, systems or Confidential Information or data resident in the other party's systems or to disrupt, interfere, impair, reprogram, recode, disable, modify, destroy or damage the other party's software or systems or the operation thereof, any data resident in the other party's systems, or any party's lawful and valid access to or use of the other party's software or systems, including without limitation any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus", "preventative routine," "disabling code," or "cookie".

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5.2           Right to Grant Licensed Rights; No Infringement; BNYM Indemnification.

(a)          BNYM warrants to Company that BNYM has the full legal right to grant Company the right to use the Licensed System, as and to the extent permitted under this Agreement, and that the Licensed System when properly used for the purpose and in the manner specifically authorized by this Agreement, does not to BNYM’s knowledge infringe in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person. BNYM shall defend and indemnify Company against any third party claim to the extent attributable to a violation of the foregoing warranty. BNYM shall have no liability or obligation under this Section 5.2 unless Company gives written notice to BNYM within ten (10) days (provided that later notice shall relieve BNYM of its liability and obligations under this Section 5.2 only to the extent that BNYM is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNYM to have sole control of the defense or settlement of the claim. The remedies provided in this Section 5.2 are the sole remedies for a breach of the warranty contained in this Section 5.2. If any applicable claim is initiated, or in BNYM's sole opinion is likely to be initiated, then BNYM shall have the option, at its expense, to:

(i)	modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)	procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)	if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, limit or terminate the Licensed Rights with respect to the infringing part of the Licensed System and refund any fees paid by the Company with respect to future periods affected by such limitation or termination.

(b)          Neither BNYM nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company’s use of a Proprietary Item in a negligent manner or any manner not consistent with this Schedule C or Company's breach of this Schedule C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNYM or made by BNYM at the request or direction of the Company, (iii) BNYM's compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNYM, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNYM or the use of open source software, (vii) Company’s failure to license and maintain copies of any third-party software required to operate the BNYM Software, (viii) Company's failure to operate the BNYM Software in accordance with the Documentation, or (ix) Data Faults (collectively, "Excluded Events"). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNYM and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.3           BNYM Warranties. BNYM warrants that:

(i)	except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this clause (i) BNYM shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty;

(ii)	BNYM owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights reasonably necessary for and related to the provision of the Licensed Rights and to grant the license granted under Section 2.1;

(iii)	BNYM’s business is in material compliance with applicable law and regulations the failure to comply with which would have a material adverse effect on BNYM’s performance of its obligations under this Schedule C; and

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(iv)	BNYM has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BNYM.

5.4           Warranty Disclaimer. THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN "AS IS", "AS AVAILABLE" BASIS. UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE C, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE C, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.5           Limitation of Warranties. The warranties made by BNYM in this Schedule C, and the obligations of BNYM under this Schedule C, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6	OTHER PROVISIONS

6.1           Scope of Services. The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase. BNYM shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2           Additional Provision Regarding Governing Law. This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act ("UCITA"), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby. To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the "opt out" provisions contained therein.

6.3           Third Party Providers. Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement. Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4           Liability Provisions.

(a)          Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM shall not be liable under this Schedule C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b)          Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM's cumulative, aggregate liability to the Company for any and all Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Schedule C, that arises or relates to a term of this Schedule C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the fees paid by Company to BNYM for use of the particular Component System with respect to which the claim of Loss was made for the six (6) months immediately prior to the date the last claim of Loss relating to the particular Component System arose.

(c)          In the event of a material breach of this Schedule C by BNYM with respect to the operation of a particular Component System, Company's sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Schedule C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Schedule C by BNYM other than the termination remedy.

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6.5           Assignment. Company may not, and shall not under any circumstances, assign, sublicense or otherwise transfer any Licensed Rights or any part thereof or any obligation under this Schedule C, and any such assignment or transfer or attempted assignment or transfer shall be void.

6.6           Return of Proprietary Items. Upon a termination of this Agreement or a termination of the license to use the Licensed System or a license to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.15), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and Company shall promptly return to BNYM all copies of the relevant Documentation and any other related Proprietary Items then in Company's possession. Company shall remain liable for any payments due to BNYM with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7           Conflicts. Applicable terms of the Main Agreement shall apply to this Schedule C but any conflict between a term of the Main Agreement and this Schedule C shall be resolved to the fullest extent possible in favor of the term in this Schedule C.

6.8           Exclusivity. Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System. For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System.

6.9           Term. The term of this Schedule C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms. Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNYM's obligation to furnish the Component System and the Company's obligation to pay the fees and charges applicable to the Component System ("Component System Obligations") shall be the same as the term applicable to the Core Services, including with respect to any renewal term. For clarification: this Schedule C and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Schedule specifically sets forth an additional termination right.

6.10         Confidentiality. Company agrees to maintain the confidentiality of and protect the Proprietary Items and to prevent access and use not permitted hereunder with at least the same degree of care that it utilizes with respect to its own proprietary and nonpublic material, including without limitation agreeing:

(i)          not to disclose to or otherwise permit any person access to, in any manner, the Proprietary Items, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee of Company in the course of his or her employment and who is bound to maintain the confidentiality thereof;

(ii)         not to use the Proprietary Items for any purpose other than in connection with the Company's exercise of the Licensed Rights, without the consent of BNYM; and

(iii)        to promptly report to BNYM any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10 or a breach of Section 4 of the Main Agreement with respect to the Proprietary Items, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

6.11         Use of Internet. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

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6.12         [reserved]

6.13         Termination and Suspension by BNYM.

(a)          In the event of a material breach of this Schedule C by Company, BNYM may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b)          In the event BNYM reasonably believes in good faith that activity constituting a material breach of a "Use Provision" (which is hereby defined to mean each of the following Sections: 2.1, 2.2, 2.6, 2.12, 2.13, 2.15, 2.17, 2.18, 2.20, 3.4, 4.1, 4.3, 4.4, 4.5, 6.5, 6.6, 6.8, and 6.10 ) is occurring by Company or a Permitted User, BNYM may, upon prior written notice to Company describing in reasonable detail such alleged activity, without incurring any liability, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues. In the event such advance notice is not reasonably practicable, BNYM shall provide such notice as is reasonably practicable under the circumstances. BNYM shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Company shall indemnify BNYM for any Loss, and to the extent applicable defend BNYM against Loss, resulting from or arising out of or in connection with a breach of a Use Provision.

6.14         Equitable Relief. Company agrees that BNYM would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNYM would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNYM may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, BNYM’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.15         Survival. Sections 2.1(b), 2.3, 2.5, 2.11, 2.12, 2.14, 2.18(iv), 2.18(v), 3.5, 4.1, 4.3, the last clause of Sections 4.4 and 4.5, 5, 6.2, 6.3, 6.4, 6.6, 6.7, 6.10, 6.13(b), 6.14 and 6.15shall survive any termination of the Agreement and any termination of Licensed Rights.

6.16         Internet and Mobile Applications.

(a)          Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

(b)          In connection with the use of any device by the Company or a Permitted User which utilizes a wireless connection, whether to a router or other computer equipment or to a wireless telecommunications network or system, in whole or in part to access the BYNM System directly or through the Internet, BNYM shall not be responsible in any respect for the functions or malfunctions of such telecommunications network or system or wireless connection or for the loss of personal information or Security Codes or for events of identity theft occurring through such telecommunications network or system or wireless connection.

6.17.         Requirement For Written Consent or Written Release. No failure to act, no omission, no failure to respond, object or deny consent, and no other instance of an absence of action or communication (collectively, "Forbearance") shall be construed as a consent or waiver (implied, constructive, deemed or otherwise) under this Appendix B. Any conduct (as defined in the Main Agreement) not expressly permitted by this Appendix B, notwithstanding any number of occurrences of the conduct, any number of requests to engage in the conduct, any failures of BNYM to discover the conduct and any number of related Forbearances, shall be prohibited in the absence of a written consent to the conduct or a written waiver of a relevant prohibition or restriction.

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EXHIBIT 1 TO SCHEDULE C

AdvisorCentral	A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by Company and for Company back offices to view the same data.

ACE	(Automated Control Environment) - Windows database and reporting capability which automates accounting functions for mutual fund settlement, gain/loss tracking, dividend/capital gains settlement and tax withholding tracking.

AHD	(Automated Help Desk) - a Web based help desk application used to log and track transactional issues.

AOS	AOS (Advanced Output Solutions) Digital Reports - Provides access to and the ability to print certain print/mail output generated by the Document Solutions system in connection with services provided to customers of clients, such as customer statements, customer confirmations and customer tax forms.

CMS*	(Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

COLD	(Computer Output to Laser Disk) - document management system that provides for the laser disc storage in a PC/server environment of certain data and documents generated on a mainframe and quick retrieval.

DAZL	(Data Access Zip Link) - application which extracts broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to Company designated end users for viewing.

DRAS	(Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the Company’s entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FeeMan	(Fee Manager) - application that facilitates the management, processing and payment of amounts owed by Funds to financial intermediaries as distribution expenses through: mapping and automatic loading of invoices, comparison of current invoice to past invoices and available subaccounting and transfer agency records, accrual and payment of fund-designated fees without invoices, export of approved payments to third party fulfillment or DTCC settlement system or automated payment from Fund transfer agency accounts, allocation of payments to specific funding sources, modeling of fees and comparison of model to historical data, historical fee analytic capability, invoice analytics that detect invoice variance trends; analytic reports.

FPT	(Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and performs quality control checks on the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR	(Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting. FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

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OOM	(Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

OmniAccess	Platform providing access to and use of 12b-1 omnibus data across fund complexes and their broker-dealer distributors that automates 12b-1 invoice administration and reconciliation processes. Includes capability to view, store, query and research historical 12b-1 data online, sort and export data in CSV and Excel file formats, access 12b-1 processing parameters and rules, compare past and current payments, and research and query data. Access to broker-dealer omnibus data requires the approval of the broker-dealer in dealer agreements or other written format.

RECON	(Reconciliation) - application automating bank DDA (Demand Deposit Account) reconciliation.

TRS	(Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

*	For clarification: Company or a Permitted User may be given access to and use of one or more separable components of this rather than the entire system and a license granted by this Schedule C to use separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of the non-licensed components.

[End to Exhibit 1 to Schedule C]

[End to Schedule C]

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Schedule D

Authorized Persons (All Funds)

Each of the following individuals is an "Authorized Person" of the "Fund", as those terms are defined and used in the Transfer Agency And Investor Services Agreement, dated as of July 31, 2014, by and between BNY Mellon Investment Servicing (US) Inc. and Matthews A Share Selections Fund, LLC and each Portfolio of the Investment Company listed on Schedule B to such agreement.

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Name:

Terms not specifically defined in this Schedule D shall have the meaning ascribed elsewhere in the Agreement.

BNYM may at all times rely on the most recently dated Schedule D. For clarification: this means that BNYM will at all times and under all circumstances rely on and use a properly completed Schedule D until it is replaced by a properly completed Schedule D bearing a later date. This Schedule D will take effect on the date signed by BNYM as indicated below.

For clarification: BNYM is not obligated to verify signatures nor issue nor require any security IDs, passwords or other security codes in connection with its interaction with Authorized Persons in such capacity.

Matthews A Share Selections Fund, LLC, and	Acknowledged and accepted:
each Portfolio of the Investment Company listed
on Schedule B to the Agreement, each in its	BNY Mellon Investment Servicing (US) Inc.
individual and separate capacity:

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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